UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008

RELIV’ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11768	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (636) 537-9715

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry Into A Material Definitive Agreement.

Upon the closing of two privately negotiated transactions, one of which closed on July 28, 2008 and the other of which is expected to close on or about August 1, 2008, Reliv’ International, Inc. (the “Company”) will have purchased an aggregate of 1,000,000 shares of its common stock from the Paul and Jane Meyer Family Foundation (the “Foundation”) and Centre Island Properties, Ltd (“Centre Island”) at $6.00 per share for an aggregate purchase price of $6,000,000 payable in cash. On July 28, 2008, pursuant to that certain Stock Purchase Agreement dated July 24, 2008 by and between the Foundation and the Company, a copy of which is filed as Exhibit 10.1 to this current report, the Company purchased 596,200 shares from the Foundation for a total purchase price of $3,577,200. Pursuant to that certain Stock Purchase Agreement dated July 24, 2008 by and between Centre Island and the Company, a copy of which is filed as Exhibit 10.2 to this current report, the Company will purchase 403,800 shares from Centre Island for a total purchase price of $2,422,800 upon delivery and assignment of the certificates representing the shares to be sold.

In the Stock Purchase Agreement between the Company and the Foundation, the Foundation granted the Company a right of first refusal regarding each subsequent proposed sale or sales of shares of the Company’s common stock held by the Foundation or any of its affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended). The Company will have two days to exercise its purchase right as to all or any of the shares to be sold on the negotiated terms. If the Foundation and/or its affiliates propose to sell in the open market, the Company may purchase all or any portion of the shares to be sold for cash at a per-share price equal to the closing price per share of the Company’s common stock on the NASDAQ Global Select Market on the date the notice of proposed sale is given to the Company. The closing of each purchase by the Company would be within five days after the Company’s notice of exercise. To the extent that the Company does not exercise its purchase right, the Foundation and/or its affiliates may effect the proposed sale or sales of those shares within 20 days after the end of the exercise period, and any negotiated sale by the Foundation and/or its affiliates must be on terms no more favorable to the purchaser than the terms offered to the Company. According to the Foundation’s Amendment No. 1 to Schedule 13D expected to be filed on or about July 30, 2008 reporting the transaction between the Company and the Foundation, at July 29, 2008, the Foundation beneficially owned 2,519,086 shares of common stock of the Company which will represent approximately 16.9% of the outstanding common stock of the Company after giving effect to both of the transactions described above.

The Stock Purchase Agreement between the Company and Centre Island contained the same right of first refusal as the Stock Purchase Agreement between the Foundation and the Company, although Centre Island will not own any shares of common stock of the Company upon closing of the transaction.

In connection with the transactions described in this Item 1.01, on July 25, 2008, Paul J. Meyer, on behalf of himself and the other members of the Board of Directors of the Foundation, delivered to the Company a letter confirming and agreeing that, until July 25, 2009, those persons will not engage, or encourage or direct any other person to engage, in communication or action adverse to, or in conflict with the actions of, the management of the Company. A copy of this standstill letter is filed as Exhibit 10.3 to this current report.

Item 2.02. Results of Operations and Financial Condition

On July 30, 2008, Relìv International, Inc. issued a press release reporting earnings and other financial results for its three- and six-month periods ended June 30, 2008. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Relìv International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on July 30, 2008.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement dated July 24, 2008 by and between the Paul and Jane Meyer Family Foundation and Reliv International, Inc.

10.2	Stock Purchase Agreement dated July 24, 2008 by and between Centre Island Properties, Ltd. and Reliv International, Inc.

10.3	Standstill Letter from Paul J. Meyer to Robert L. Montgomery dated July 25, 2008.

99.1	Press Release dated June 30, 2008 captioned: “Relìv International Reports Second-Quarter Results; Restructures European Operations.”